Exhibit 10.1

PURCHASE AND SALE AGREEMENT

Dated October 13, 2011

Effective as of February 1, 2011

by and between

Lucas Energy, Inc., as Seller,

and

Nordic Oil USA 2 LLLP, as Buyer,

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made this 13th day of October, 2011, to be effective the 1st day of February, 2011, by and between Lucas Energy, Inc., a Nevada corporation, having its principal address at 3555 Timmons Lane, Suite 1550, Houston, Texas  77027 (“Seller”) and Nordic Oil USA 2 LLLP, a Nevada limited liability partnership, having its principal address at 3887 Pacific Street, Las Vegas, Nevada  89121 (“Buyer”).  Buyer and Seller may be referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS:

A.           WHEREAS, Seller owns an undivided 7.56% of 100% of the working interest in and to the oil, gas and mineral leases described on Exhibit “A” attached hereto and made a part hereof for all purposes, which leases are located in McKinley County, New Mexico, and which properties were acquired by Seller from Nacogdoches Oil and Gas, Inc. (“NOGI”) in accordance with that certain Assignment and Bill of Sale dated effective January 20, 2011;

B.           WHEREAS, Seller desires to sell, assign and convey all of its right, title and interest in and to such working interest in and to the herein-described oil, gas and mineral leases subject to the terms and conditions set forth herein; and

C.           WHEREAS, Buyer desires to purchase the entirety of Seller’s right, title and interest in and to such working interest in and to the herein-described oil, gas and mineral leases subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of their mutual promises contained herein, Buyer and Seller agree to the purchase and sale of the working interest in and to the herein-described oil, gas and mineral leases described below, in accordance with the following terms and conditions:

AGREEMENT:

1. Purchase and Sale.

a. Property Being Sold.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey, and Buyer agrees to purchase and accept, the Subject Property for the Purchase Price as hereinafter set forth.  Except as set forth in Section 1(b) below, the term “Subject Property” shall mean:

i) Leaseholds.  All of Seller’s right, title and interest in and to all oil and gas leaseholds and working interests, in and to the oil, gas and mineral leases which are described in Exhibit “A” attached hereto and made a part hereof for all purposes  (the “Leases”);

ii) Rights in Production.  All of Seller’s right, title and interest in and to all reversionary interests, backin interests, overriding royalties, production payments, net profits interests, mineral and royalty interests in production of oil, gas or other minerals relating to the Leases;

iii) Wells.  All of Seller’s right, title and interest in and to producing, non-producing, shut-in oil and gas wells and any and all injection or disposal wells located on the Leases (the “Wells”);

iv) Contract Rights.  All of Seller’s right, title and interest (if any) in or derived from any unit agreements, orders and decisions of regulatory authorities establishing or relating to units, unit operating agreements, drilling units, spacing units, operating agreements, gas purchase agreements, oil purchase agreements, gathering agreements, transportation agreements, compression agreements, processing or treating agreements, seismic agreements, geophysical agreements, exploration agreements, area of mutual interest agreements and any other agreements that relate to any of the Leases or Wells to the extent such contracts are assignable (the “Contracts”), and all deposits and contractual rights relative to the original letter of intent between Seller and NOGI;

v) Easements.  All of Seller’s right, title and interest (if any) in and to all rights-of-way, easements, licenses, and servitudes appurtenant to or used in connection with the Leases and Wells (the “Easements”);

vi) Permits.  All of Seller’s right, title and interest in and to all permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals (if any) to the extent the same are used or obtained in connection with any of the Leases, Contracts, Easements or Wells (the “Permits”);

vii) Equipment.  All of Seller’s right, title and interest in and to all personal property, fixtures, surface equipment, storage tanks, down-hole equipment, casing, tubing other tubulars, pumps, pumpjacks, compressors, metering facilities, pipelines, valves, drips, separators, dehydration equipment, treatment facilities, electrical equipment and any other devises used in connection with the Leases, Wells, Easements or Permits (the “Equipment”);

viii) Hydrocarbons.  All oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all other products refined or extracted therefrom, together with all minerals produced in association with these substances (collectively, the “Hydrocarbons”) in and under and which may be produced and saved from or attributable to the Leases or Wells from and after the Effective Date and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto; and

ix) Data.  All papers and records (whether in written or other form) of any kind presently in or in the future coming into the care, custody, or control of the Seller relating to the Subject Properties including, but not limited to, the following (if any):  land records, property title documents and records, division orders, operations and production-related records and reports, well information; provided, however, Buyer is not acquiring, and Seller is not obligated to transfer to Buyer, (A) any proprietary or confidential financial accounting or tax accounting records of Seller; or (B) any files or records which are proprietary or confidential to Seller (the “Data”).

b. Property Not Being Sold.  The term “Subject Property” or, as the context requires, “Subject Properties,” shall not include any and all accounts receivable and accounts payable relating to production and activities occurring on or relating to the Subject Properties for all periods prior to the Effective Date.

c. The NOGI/SELLER Conveyance.   Seller has heretofore informed Buyer (and Buyer hereby confirms having been so informed), that the Subject Property was acquired by Seller pursuant to, and in accordance with, that certain Assignment and Bill of Sale dated effective as of January 20, 2011, from NOGI, as assignor, to Seller, as assignee (the “NOGI Assignment”).  The rights and interests in and to the Subject Properties being sold and conveyed in accordance herewith are no less, nor no greater, than those acquired by Seller pursuant to the NOGI Assignment.  At and after the acquisition of the Subject Property from NOGI, NOGI has not informed Seller of any claims, demands, assertions, allegations or litigation concerning the McKinley County, New Mexico Leases, of which the Subject Property is a part, nor has NOGI provided Seller with any information concerning any environmental issues or matters which relate to those properties.  Due to NOGI’s refusal to respond to Seller’s requests for those types of information, Seller cannot represent or warrant that the Subject Property is free and clear of any (i) liens created by, or imposed upon the Subject Property by, or on account of, NOGI, (ii) litigation which concerns or relates to the Subject Property arising out of actions or inactions of NOGI and (iii) environmental matters or issues which may be outstanding due to NOGI’s actions or inactions.

2. Purchase Price.  Buyer agrees to pay to Seller for the Subject Property the sum of Four Million Dollars ($4,000,000.00) (the “Purchase Price”), adjusted in accordance with the terms of this Agreement.  The Purchase Price shall be payable at Closing to Seller in immediately available funds.

3. Effective Date and Closing.  Seller’s conveyance of the Subject Property to Buyer shall be effective as of February 1, 2011, at 7:00 a.m. where the Subject Properties are located (the “Effective Date”), but title thereof shall be delivered at the “Closing,” which shall take place on or before October 13, 2011 (the “Closing Date”) unless extended by agreement of the Parties.

4. Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer with respect to Seller’s interests in the Subject Property as of the date hereof and as of the Closing, as follows:

a. Organization and Standing.  Seller is duly organized, validly existing and in good standing under the laws of Nevada, its state of organization, and in such other jurisdictions necessary for the consummation of this Agreement.

b. Valid Agreement.  This Agreement constitutes the legal, valid and binding Agreement of Seller.  At the Closing, all instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Seller.  The execution and delivery by Seller of this Agreement, the consummation of the transactions set forth herein and the performance by Seller of Seller's obligations hereunder have been duly and validly authorized and will not violate, conflict with or result in any violation or breach of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Seller or the Subject Property is a party, or by which Seller or the Subject Property is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Seller or Subject Property, or (iii) to the knowledge of Seller, any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Seller or the Subject Property is subject.

c. Authorization.  This Agreement has been duly authorized, executed and delivered by Seller.  All instruments required to be delivered by Seller at the Closing shall be duly authorized, executed and delivered by Seller.  This Agreement and all documents executed by Seller in connection with this Agreement shall constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

d. Brokers.  Seller is responsible for, and will pay to various parties and in various amounts at Closing, broker’s or finder’s fees which relate to this transaction.

e. Liens.  On the Closing Date, Seller shall deliver the Subject Property free and clear of any and all liens, mortgages, deeds of trusts or other encumbrances created by, through or under Seller, other than Permitted Encumbrances.

f. Access.  To the same extent Seller has such right, at all times prior to the Closing, Buyer and the employees and agents of Buyer shall have access to the Subject Property at Buyer's sole risk, cost and expense during normal business hours and subject to reasonable advanced notice to Seller and the operator of the Subject Property.

g. No Third Party Options.  There are no agreements, options, or commitments with, of or to any person to acquire the Subject Property that were created during Seller’s period of ownership.  To Seller’s knowledge, there are no agreements, options or commitments with, of or to any person to acquire the Subject Property that were created prior to Seller’s period of ownership that would continue to be in effect on or after the Effective Date.

h. Preferential Rights.  The Subject Properties are not subject to any preferential rights to purchase that were created during Seller’s period of ownership.  To Seller’s knowledge, the Subject Properties are not subject to any preferential rights to purchase that were created prior to Seller’s period of ownership that would continue to be in effect on or after the Effective Date.

i. Contracts.  Exhibit “B” sets forth each Contract relating to the Subject Properties.  With respect to each Contract, to the knowledge of Seller, (i) such Contract is in full force and effect, (ii) there are no material violations or breaches thereof and (iii), there are no other Contracts relating to the Subject Property other than the Contracts identified on Exhibit “B” attached hereto and made a part hereof for all purposes.

j. Disclaimers.  THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 4 ABOVE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.  SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES.  WITHOUT LIMITATION OF THE FOREGOING OR ANYTHING ELSE IN THIS AGREEMENT, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO TITLE TO THE SUBJECT PROPERTIES OR RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE.  EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”).  BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS.  ALSO WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES.  ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

k. Any representation “to Seller’s knowledge” is limited to matters within the actual conscious awareness of William A. Sawyer, President and Chief Executive Officer of Seller.

5. Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as of the date hereof and will represent and warrant at the Closing, as follows:

a. Corporate Authority.  Buyer is a limited partnership organized and in good standing under the laws of the State of Delaware, is duly qualified and in good standing to carry on its business in the state where the Subject Property is located and has all the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.  The general partner of Buyer is Princeton Research, Inc., a Corporation duly organized and in good standing under the laws of the State of Delaware, is duly qualified to carry on its business, and has all requisite power and authority to enter into this Agreement.

b. Valid Agreement.  This Agreement constitutes the legal, valid and binding Agreement of Buyer.  At the Closing, all instruments required hereunder to be executed and delivered by Buyer shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Buyer.  The execution and delivery by Buyer of this Agreement, the consummation of the transactions set forth herein and the performance by Buyer of Buyer's obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of Buyer and will not conflict with or result in any violation of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Buyer is a party or by which Buyer is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Buyer, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Buyer is subject.

c. Governmental Approvals.  Buyer shall obtain all required local, state, federal governmental and/or agency permissions, approvals, permits, bonds and consents, as may be required to assume Seller’s obligations and responsibilities attributable to the Subject Property.

d. Independent Evaluation.  Buyer is experienced and knowledgeable in the oil and gas business.  Buyer has been advised by and has relied solely on its own expertise and legal, tax, accounting, marketing, land, engineering, environmental and other professional counsel concerning this transaction, the Subject Property and value thereof.

e. Brokers.  Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer shall have any obligation or liability.

6. Title Matters.

a. Examination of Files and Records.  Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right to conduct an investigation of the status of title to the Subject Properties.  Seller will make available to Buyer all of Seller’s Data.  Existing abstracts and title opinions, to the extent such exist and are in the possession of Seller, will not be updated by Seller.  Upon reasonable, advance notice from Buyer, all such Data shall be made available at Seller’s offices during normal working hours.  Seller will also permit Buyer to examine and copy, at Buyer's expense, such Data.  If Closing does not occur, Buyer shall promptly return all such Data and other materials provided by Seller to Buyer hereunder.

b. Seller is selling and conveying, and Buyer is purchasing and accepting, the Subject Property “as is, where is, with all faults” and including any and all title defects (if any).  In no circumstances will there be any adjustments to the Purchase Price due to any alleged or asserted title defects or environmental claims or assertions.

7. Covenants.

a. Seller’s Negative Covenants.  Until Closing, Seller shall not do any of the following with regard to the Subject Property without first obtaining the prior, written consent of Buyer:

i) Release all or any portion of a Lease, Contract or Easement; provided, however, that a Lease may expire by its own terms, with no obligation on Seller to renew or extend the Lease;

ii) Create a lien, security interest or other encumbrance on the Subject Property other than a Permitted Encumbrance;

iii) Amend a Lease, Contract or Easement or enter into any new contracts which affect the Subject Property; or

iv) Waive, comprise or settle any claim that would materially affect ownership, operation or value of any of the Subject Property.

b. Maintain Leases in Effect. Seller will use its commercially reasonable efforts in the ordinary course of business to take all action necessary to keep the Leases in force and effect until the Closing; provided, however, (i) Seller is not the operator of the Leases and has minimal ability to cause any action to occur which would affect the Leases, and (ii) that Seller shall not be required to make capital expenditures to keep the Leases in effect until Closing.

8. Closing Conditions

a. Seller's Closing Conditions.  The obligation of Seller to consummate the transactions contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

i) Representations, Warranties and Covenants.  The (A) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date and (B) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

ii) Payment of Purchase Price.  Buyer shall have paid Seller the Purchase Price in immediately available funds in accordance with Section 2 and the adjustments set forth in Section 9.

iii) No Action.  On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or any affiliate) shall be pending or threatened against Buyer before any governmental authority of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Seller resulting therefrom.

b. Buyer's Closing Conditions.  The obligation of Buyer to consummate the transactions contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

i) Representations, Warranties and Covenants.  The (A) representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date and (B) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

ii) Conveyance.  Seller shall have executed and delivered the Assignment and Bill of Sale, the form of which is attached as Exhibit “D”, prior to or on the Closing Date.

iii) No Action.  On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its affiliates) shall be pending or threatened against Seller or the Subject Property before any governmental authority of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Buyer resulting therefrom.

iv) No Material Adverse Change.  From the date of this Agreement to the Closing Date, there shall not have been any material adverse change of the Subject Property equal to ten percent (10%) of the value, when taken as a whole.

c. Right to Terminate.  Seller shall have the right to terminate this Agreement, without liability to Buyer, if the conditions to Closing set forth in Section 8(a) are not satisfied.  Likewise, Buyer shall have the right to terminate this Agreement, without liability to Seller, if the conditions to Closing set forth in Section 8(b) are not satisfied.

9.       Closing.  The Closing shall be held at the offices of Seller or such other place or method as the Parties shall mutually agree.  Seller shall provide Buyer a draft “Closing Settlement Statement” three (3) business days prior to Closing respecting adjustments to the Purchase Price.  At the Closing, the following shall occur:

a.     Closing Settlement Statement.  Buyer and Seller shall agree upon a “Closing Settlement Statement” that shall include adjustments to the Purchase Price that are known as of the Closing Date, as follows:

i) Oil in Storage.  The Purchase Price shall be increased by the amount of the estimated amount to be received by Buyer for Seller’s interests in the quantity of saleable oil in storage on the Effective Date (if any), net of all applicable taxes and net of any charges attributable to such oil that are deducted under the contract between NOGI and the oil purchaser before remitting payment, which estimated amount shall be corrected to the actual amount received in the Final Settlement Statement (defined below);

ii) Operating Expenses.  The Purchase Price shall be increased by the amount of all operating expenses (including COPAS) and non-discretionary capital expenditures by the Seller attributable to the Subject Properties for the period from the Effective Date to the Closing Date;

iii) Sales Revenue from Effective Date to Closing Date.  The Purchase Price shall be decreased by the amount received by Seller for the sale or other disposition of produced natural gas and crude oil, net of all taxes for which Seller was not reimbursed, for the period from the Effective Date to the Closing Date;

iv) Taxes.  The Purchase Price shall be adjusted downward for estimated production, ad valorem or property taxes for production periods prior to the Effective Date on a pro-rata basis determined for Seller and Buyer by the length of ownership during the production taxing period divided by the production taxing period.  Upon such adjustment, Buyer shall assume and be responsible for all such tax periods and shall indemnify and hold Seller harmless from any claims, losses, expenses and damages arising from same.  Should Seller receive a tax statement for the Subject Properties following the Closing Date that relates to production periods prior to the Effective Date, Seller shall forward any such statements to Buyer and Buyer shall pay and advise the taxing authority of the change in ownership to Buyer.

b. Execution and Delivery of Documents and Instruments.  The Parties shall execute, acknowledge and deliver the following:

i) an Assignment and Bill of Sale in the form attached hereto as Exhibit “C” that shall expressly contain no warranty of title to be given by Seller (the “Assignment”); and

ii) letters-in-lieu of transfer orders, and other instruments conveying title to the Subject Property and the production therefrom to Buyer.

c. Payment of Purchase Price.  Buyer shall deliver the Purchase Price to Seller by wire transfer.  The Purchase Price excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement.  If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax.  Buyer shall also be liable for any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement.

d. Delivery of Data.  Seller shall deliver the Data (as defined above) to Buyer at Closing or within a reasonable time thereafter, due consideration being given for the time to copy and deliver such Data.  To the extent transferable, the Seller shall transfer possession of all Data (as located by Seller) to the Buyer on the Closing Date.

e. Delivery of Possession.  Seller shall deliver exclusive possession of the Subject Property to Buyer.

f. Recording.  Buyer shall record and file the Assignment and other instruments at its cost.  Any sales, use or transfer tax relative to such recording shall be the responsibility of Seller.

10.       Post-Closing Covenants.

a. Costs and Revenues After Effective Date.  Except as otherwise provided herein, Seller shall be responsible for the payment of all costs, liabilities and expenses incurred in the ownership and operation of the Subject Property prior to the Effective Date and not yet paid or satisfied.  Except as otherwise provided herein, Buyer shall be responsible for payment  (at Closing or thereafter if not reflected on the Preliminary Closing Settlement Statement) of all costs, liabilities and expenses incurred in the ownership and operation of the Subject Property after the Effective Date to the Closing Date.  Such costs, liabilities and expenses shall include any necessary and reasonable expenses incurred by Seller in the operation, protection or maintenance of the Subject Property.  All Hydrocarbons produced from the Subject Property prior to the Effective Date, all oil stock balances held in the tanks as of the Effective Date, and all proceeds from the sale thereof shall be the property of Seller.  All Hydrocarbons produced after the Effective Date shall be the property of Buyer.  Seller shall remit production proceeds, if any, received by Seller from the sale of Hydrocarbons belonging to Buyer, less expenses which Buyer is responsible for paying pursuant to this section, to Buyer promptly upon receipt.  To the extent possible, adjustments shall be made to the Purchase Price to account for such costs and revenues in the Preliminary Settlement Closing Statement or if not liquidated by such date, they shall be addressed in the Final Settlement Statement.

b. Final Settlement Statement.  Not more than ninety (90) days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement, a Final Settlement Statement setting forth each adjustment or payment which was not finally determined as of the Closing and showing the calculation of such adjustments.  As soon as practicable after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes which Buyer proposes be made to the Final Settlement Statement.  The Parties shall agree with respect to the amounts due pursuant to such post-Closing adjustments no later than one hundred twenty (120) days after the Closing.  The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the “Final Settlement Date”.  In the event that (1) the Final Purchase Price is more than the amount paid to Seller at Closing, Buyer shall pay to Seller in immediately available funds the amount of such difference, or (2) the Final Purchase Price is less than the amount paid to Seller at Closing, Seller shall pay to Buyer in immediately available funds the amount of such difference.  Payment by Buyer or Seller shall be made within five (5) business days of the Final Settlement Date.  Notwithstanding anything to the contrary in Section 10(a), (b) or (c), in no event shall Seller be responsible for paying any Losses for which Buyer is obligated to indemnify Seller under Section 10(e) and in no event shall any reduction be made to the Purchase Price for any Losses for which Buyer is obligated to indemnify Seller under Section 10(e).

c. Additional Payments Received.  After the Final Settlement Date, each Party covenants and agrees that it will hold and promptly transfer and deliver to the rightful Party, from time to time as and when received by it, any cash, checks with appropriate endorsements (using its reasonable efforts not to convert such checks into cash), or other property that it may receive which properly belongs to the other Party, and will account to the other Party for all such receipts.

d. Assumption of Obligations.  The Buyer understands and agrees that the Subject Property is subject to all existing Contracts relating to the Subject Property.  Except as otherwise provided herein, the Buyer shall assume and be responsible for any obligations arising from ownership and operation of the Subject Properties on and after the Effective Date; except as otherwise provided herein, the Seller shall retain and be responsible for any obligations arising from ownership or operation of the Subject Properties prior to the Effective Date.  From and after the Effective Date, Buyer assumes, will be bound by, and agrees to perform all express and implied covenants and obligations of Seller relating to the Subject Property, whether arising under (i) the Leases, prior assignments of the Leases, the Contracts, the Easements, the Permits or any other contractually-binding arrangements to which the Subject Property (or any component thereof) may be subject and which will be binding on Buyer and/or the Subject Property (or any component thereof) after the Closing or (ii) any applicable laws, ordinances, rules and regulations of any governmental or quasi-governmental authority having jurisdiction over the Subject Property.  Buyer also assumes Seller’s proportionate share of the expenses and costs of plugging and abandoning the Wells and restoration of operation sites, all in accordance with the applicable laws, regulations and contractual provisions.  Buyer shall assume the risk of any change in the condition of the Subject Property from the Effective Date to the Closing.

e. Indemnification.

i)           Indemnification by Buyer.  Buyer shall defend, indemnify and save Seller and, as applicable, its directors, officers, partners, members, employees and agents harmless from and against any and all claims, liabilities, damages, losses, assessments, costs and expenses, including reasonable attorneys’ fees and expenses and costs of suit (collectively, “Losses”) arising out of (A) the breach of any representation or warranty contained in Section 5 hereof, (B) the breach of any covenant contained in this Agreement, or (C) the ownership or operation of the Subject Property after the Effective Date including, without limitation, the adequate and timely payment of royalties, overriding royalties and other burdens measured by production, payment of taxes and noncompliance with any Environmental Laws whether the claim is for Losses suffered by Buyer or regardless of whether the same accrued or otherwise arose before or after the Closing.

(ii)           Indemnification by Seller.  Seller shall defend, indemnify and save Buyer and, as applicable, its directors, officers, employees and agents, harmless from and against any and all Losses arising out of (A) the failure by Seller to pay any expenses relating to the Subject Property which relate to periods prior to the Effective Date, (B) the failure by Seller to pay any taxes relating to the Subject Property or production therefrom which relate in any way to periods prior to the Effective Date and (C) the adequate and timely payment of royalties, overriding royalties and other burdens measured by production relating to periods prior to the Effective Date; provided, however, that the obligation to indemnify Buyer under subpart (C) hereof shall terminate six (6) months following the Closing Date.

(iii)           THE INDEMNIFICATION PROVIDED FOR IN THIS SECTION 10(e) SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS, LOSSES, COSTS, EXPENSES, AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM (A) THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR (B) ANY ACTION THAT SUBJECTS THE INDEMNIFIED PARTY TO CLAIMS PREMISED IN WHOLE OR IN PART IN STRICT LIABILITY.

           11.           Shareholder Ratification.    Any provision contained in this Agreement to the contrary notwithstanding, should the approval by ratification of the shareholders of either or both of Seller and Buyer be applicable to the Transaction contemplated hereby, the Closing described in Section 3. hereof shall be deferred until any such ratification shall have occurred.

12.           General Provisions.

a.           Further Assurances.  Seller agrees to execute any documents which it has the authority to execute, whether before or after the Closing, to aid Buyer in clearing or perfecting title and ownership to the Subject Property and to facilitate the receipt of the proceeds of the sale of the production therefrom and attributable thereto.  Buyer shall make any request for execution of such document in writing and shall provide Seller with a copy of the document.

b.           Entire Agreement.  This Agreement together with the Exhibits attached hereto, shall constitute the complete agreement between the Parties hereto and shall supersede all prior agreements, whether written or oral, and any representations or conversations with respect to the Subject Property.

c.           Confidentiality.  If the Closing does not occur, Buyer will keep all the information furnished by Seller to Buyer hereunder, or in contemplation hereof, strictly confidential including without limit the Purchase Price and other terms of this Agreement, and will not use any of such information to Buyer's advantage or in competition with Seller, except to the extent such information (i) was already in the public domain, not as a result of disclosure by Buyer, (ii) was already known to Buyer, (iii) is developed by Buyer independently from the information supplied by Seller, or (iv) is furnished to Buyer by a third party independently of Buyer's investigation pursuant to the transaction contemplated by this agreement.

d.           Assumption of Plugging and Abandoning Existing Wells.  Buyer understands that there are numerous wells located on the Leases, and that governmental authorities, lessors, and the operator(s) of the Leases, may demand/require that various of those wells be plugged and abandoned, and that the wellsites for such wells be cleared, cleaned up and returned to as near such wellsites’ surface condition as is reasonably practicable.  Buyer agrees that it is purchasing the Subject Property with knowledge of the above-described plugging, abandonment and surface restoration obligations.

e. Notices.  All communications required or permitted under this Agreement shall be in writing and may be sent by e-mail and/or facsimile.  Such communication shall be deemed made when actually received, or if mailed by registered or certified mail, postage prepaid, addressed as set forth below, shall be deemed made three (3) days after such mailing.  Faxes and e-mails will be deemed to be received when reflected in the fax confirmation sheet or by e-mail confirmation obtained by the sender.  Either Party may, by written notice to the other, change the address for mailing such notices.

Notices to Seller:                  Lucas Energy, Inc.
3555 Timmons Lane, Suite 1550
Houston, Texas  77027
Attn:  Mr. William A. Sawyer
Fax No.  (713) 337-1510
E-Mail:  wsawyer@lucasenergy.com

Notices to Buyer:                 Nordic Oil USA 2 LLLP
3887 Pacific Street
Las Vegas, Nevada  89121
Attn:  Mr. Michael King
Fax No.  (702) 697-8944
E-Mail: mike@princetonresearch.com

f. Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their successors and assigns; provided, no assignment or delegation by either Party shall be made without the express consent of the other Party and if such consent is granted, no assignment or delegation shall relieve such Party of any of its obligations hereunder.

g. Law Applicable.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, and for the purposes of any disputes between the Parties and enforcement of the terms and provisions hereof, the jurisdiction and venue shall be in a competent court of the State of Texas or Federal District Court in the State of Texas.

h. Incorporation of Exhibits.  All exhibits and schedules referred to herein are attached hereto and are made a part hereof by this reference.

i. Expiration of Representations and Warranties.  None of the representations and warranties contained in Sections 4 and 5 or the covenants in Section 7 shall survive Closing, provided, however, that the representations and warranties contained in Sections 4(a), (b), (c), and (d); and 5(a), (b), (c), (d) and (e) shall survive the Closing for a period of one (1) year.  Except as provided above and for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation.

j. Headings.  The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms and provisions of this Agreement.

k. Attorneys’ Fees.  The prevailing Party in any dispute hereunder shall be entitled to recover its reasonable attorneys’ fees and costs.

l. Expenses.  All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred such fees, costs and expenses.

m. Amendment and Waiver.  This Agreement may be altered, amended or waived only by a written agreement executed by the Party to be charged.  No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

n. Announcements.  Seller may, at its sole discretion, publicly disclose the execution of this Agreement and the transactions contemplated hereby.  If Buyer is required by law to make an announcement concerning this Agreement, the Seller shall be provided the opportunity to review and comment upon such announcement prior to the release of such announcement.

o. Third-Party Beneficiaries.  Unless expressly stated to the contrary, no third party is intended to have any rights, benefits or remedies under this Agreement.

p. Severance.  If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

q. Counterparts.  This Agreement may be signed in any number of counterparts and each such counterpart shall be considered any original and an enforceable agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed below by their duly authorized representatives.

SELLER	BUYER
LUCAS ENERGY, INC.	NORDIC OIL USA 2 LLLP, by and through its General Partner, Nordic Oil USA, Corp.
By: /s/ William A. Sawyer	By: /s/ Michael King
Name: William A. Sawyer	Name: Michael King
Title: President & CEO	Title: President of Nordic Oil USA, Corp.
Date: 10/13/11	Date: 10/13/11

LIST OF EXHIBITS

Exhibit                 Description

“A”                      Leases

“B”                      Contracts

“C”                      Form of Assignment and Bill of Sale

EXHIBIT “B”
To the
PURCHASE AND SALE AGREEMENT
Dated October 13, 2011
by and between
Lucas Energy, Inc., as Seller,
and
Nordic Oil USA 2 LLLP, as Buyer

Contracts

(Not Applicable)

EXHIBIT “C”
To the
PURCHASE AND SALE AGREEMENT
Dated October 13, 2011
by and between
Lucas Energy, Inc., as Seller,
and
Nordic Oil USA 2 LLLP, as Buyer

ASSIGNMENT AND BILL OF SALE

STATE OF NEW MEXICO                                                              §

COUNTY OF MCKINLEY                                                                §

This Assignment and Bill of Sale (this “Assignment”) is from Lucas Energy, Inc., a Nevada corporation (“Assignor”) to Nordic Oil USA 2 LLLP, a Nevada limited liability partnership (“Assignee”), and is effective as of 7:00 a.m. (Mountain Time) on February 1, 2011 (the “Effective Time”).  Assignor and Assignee may each be referred to herein individually as a “Party” and collectively as the “Parties”.

For and in consideration of the mutual promises contained herein, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

DEFINED TERMS

Definitions.

As used herein:

“Affiliate” with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.

“Assets” shall mean 100% of Assignor’s right, title and interest in the assets and properties listed in Section 2.1, without considering the percentage of such assets and properties being conveyed to Assignee in this Assignment.

“Excluded Assets” shall mean

(I) equipment, machinery, tools, fixtures and other tangible personal property and improvements, other than Wells, (II) inventory, including inventory of Hydrocarbons (which are produced prior to the Effective Date), (III) any vehicles and (IV) any office leases, buildings, warehouses and yards, and the furniture, office equipment, computers and related peripheral equipment located in such facilities;

fee surface interests and all other surface rights and appurtenances, including easements, servitudes, rights-of-way and surface leases;

presently existing contracts, agreement and instruments other than (I) the Leases, and (II) the obligations under any contracts that directly burden the Conveyed Interests.

radio towers, radio licenses and other equipment used for communications;

all rights to any refund of taxes or other costs or expenses borne by Assignor or Assignor’s predecessors in interest attributable to periods prior to the Effective Time, including amounts recoverable through audits with respect to periods prior to the Effective Time;

all rights under policies of insurance held by Assignor or any of its Affiliates and claims under such policies, and all policies of insurance issued by Assignor and its Affiliates;

all guarantees, warranties and indemnities issued by Assignor or any of its Affiliates; and

Assignor’s area-wide bonds, permits and licenses and other permits, licenses or authorizations.

“Governmental Body” means any federal, state, local, municipal, or other government, and any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

“Law” means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses,  including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contract claims, torts or otherwise.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Body or any other entity.

ASSIGNMENT OF CONVEYED INTERESTS

Assignment.  Assignor hereby bargains, assigns and transfers unto Assignee the interests described below in and to the following Assets, but specifically excluding the Excluded Assets (the “Conveyed Interests”):

all of Assignor’s right, title and interest, which comprises an undivided 7.56% (out of 100%) of the rights and interests of the lessee, in, to and under the oil and gas leases and other rights to Hydrocarbons in place that are described on Exhibit A (collectively, the “Leases”), and the associated interest in any and all oil, gas, water, CO2 or injection wells thereon or on lands pooled, communitized or unitized therewith (the “Wells”);

an undivided 7.56% (out of 100%) of all pooled, communitized or unitized acreage which includes all or a part of any Lease or includes any Well; and

the obligations under any contracts that directly burden the Conveyed Interests.

TO HAVE AND TO HOLD the Conveyed Interests unto Assignee, its successors and assigns, forever, subject, however, to all the terms and conditions of this Assignment.

DISCLAIMER OF WARRANTIES

Disclaimers.

(I) ASSIGNOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) ASSIGNOR EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ASSIGNEE OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ASSIGNEE BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ASSIGNOR OR ANY OF ITS AFFILIATES).

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ASSIGNOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR  RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ASSIGNOR OR THIRD PARTIES WITH RESPECT TO THE ASSETS, AND (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO ASSIGNEE OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THIS ASSIGNMENT OR ANY DISCUSSION OR PRESENTATION RELATING HERETO.  ASSIGNOR FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT ASSIGNEE SHALL BE DEEMED TO BE OBTAINING THE CONVEYED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT ASSIGNEE HAS MADE OR CAUSED TO BE  MADE SUCH INSPECTIONS AS ASSIGNEE DEEMS APPROPRIATE.

ASSIGNOR HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS ASSIGNMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY;  ASSIGNEE SHALL BE DEEMED TO BE TAKING THE CONVEYED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION; AND ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS ASSIGNEE DEEMS APPROPRIATE.

Assignor and Assignee agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 3.1 are “conspicuous” disclaimers for the purpose of any applicable Law.

ASSUMED OBLIGATIONS

Effective as of the Effective Time, Assignee hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities of the Assignor, with respect to the Conveyed Interests which accrue after the Effective Time.

MISCELLANEOUS

5.1            Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.  ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

5.2           Purchase and Sale Agreement.  This Assignment is subject to that certain Purchase and Sale Agreement dated effective as of October 13, 2011 concerning the Assets and Conveyed Interests by and between Assignor and Assignee.

5.3           Successors and Assigns.  This Assignment shall bind and inure to the benefit of the Parties and their respective successors and assigns.

5.4           Counterparts.

This Assignment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.

To facilitate recordation, there are omitted from the Exhibits to this Assignment in certain counterparts descriptions of property located in recording jurisdictions other than the jurisdiction in which the counterpart is to be filed or recorded.

[THE NEXT SUCCEEDING PAGE IS THE EXECUTION PAGE]

EXECUTED on this ___ day of __________, 2011, but effective as of the Effective Time.

ASSIGNOR:

LUCAS ENERGY, INC.

By:           _____________________________
Name:        William A. Sawyer
Title:           President & CEO

ASSIGNEE:

NORDIC OIL USA 2 LLLP
By and through Nordic Oil USA, Corp., its General Partner

By:           _____________________________
Name:         Michael King
Title:           President of Nordic Oil USA, Corp.

ASSIGNOR:

STATE OF TEXAS                                                                     §

COUNTY OF HARRIS                                                                §

This Instrument was acknowledged before me on the ____ day of __________________, 2011, by William A. Sawyer, in his capacity as the President and Chief Executive Officer of Lucas Energy, Inc., a Nevada corporation.

Notary Public in and for the State of Texas

My Commission Expires:

_____________________
Printed Name: ____________________________

ASSIGNEE:

STATE OF TEXAS                                                                      §

COUNTY OF HARRIS                                                                §

This Instrument was acknowledged before me on the ____ day of __________________, 2011, by Michael King, in his capacity as the President of Nordic Oil USA, Corp., a Nevada corporation and the General Partner of Nordic Oil USA 2 LLLP, a Nevada limited liability partnership.

Notary Public in and for the State of Texas

My Commission Expires:

_____________________
Printed Name: ____________________________